Exhibit 12.1

Doral Financial Corporation

Computation of Ratio of Earnings (Losses) to Fixed Charges

	For the nine months ended September 30, 2013
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(29,073)
Plus:
Fixed Charges (excluding capitalized interest)	104,976

Total Earnings (Losses)	$75,903

Fixed Charges:
Interest expensed and capitalized	$87,588
Amortized premiums, discounts, and capitalized expenses related to indebtedness	14,322
An estimate of the interest component within rental expense	3,066

Total Fixed Charges	$104,976

Ratio of Earnings (Losses) to Fixed Charges		(A)

Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(29,073)
Plus:
Fixed Charges (excluding capitalized interest)	63,186

Total Earnings (Losses)	$34,113

Fixed Charges:
Interest expensed and capitalized	$45,798
Amortized premiums, discounts, and capitalized expenses related to indebtedness	14,322
An estimate of the interest component within rental expense	3,066

Total Fixed Charges	$63,186

Ratio of Earnings (Losses) to Fixed Charges		(A)

(A)	Due to the Company’s pre-tax loss for the nine months ended September 30, 2013 the coverage ratio was less than 1:1. The Company would have to generate additional earnings of $29.1 million to achieve a ratio of 1:1 during the nine month period ended September 30, 2013.